Exhibit 99.1

For more information, contact: Robert P. Jordheim Interim CEO, EVP and Chief Financial Officer rjordheim@rtix.com Phone (386) 418-8888

Roxane Wergin Director, Corporate Communications rwergin@rtix.com Phone (386) 418-8888

RTI SURGICAL NAMES CAMILLE FARHAT CHIEF EXECUTIVE OFFICER

Highly Experienced Leader with Deep Global Health Care Expertise

Brings Disciplined Approach, Proven Track Record to Achieving Sustainable Growth

ALACHUA, Fla. (Jan. 26, 2017) – RTI Surgical Inc. (“RTI” or “the company”) (Nasdaq: RTIX), a leading global surgical implant company, today announced that Camille Farhat has been named chief executive officer, effective March 15, 2017. He will succeed interim chief executive officer, Robert P. Jordheim, who will resume his role as chief financial officer.

Mr. Farhat, 47, previously served as president and CEO of American Medical Systems, Inc. (AMS), an operating business of Endo International plc (NASDAQ/TSX: ENDP). In this role, he realigned the business to fund innovation, expand internationally and resume growth, ultimately leading to Boston Scientific’s $1.65 billion acquisition of the Men’s and Prostate Health businesses. Mr. Farhat’s expertise aligns with RTI’s focus on developing and delivering exceptional products for patients and achieving sustainable, long-term growth. He has a track record of revitalizing and profitably growing global businesses within the health care industry. Prior to AMS, Mr. Farhat held senior leadership roles where he improved the performance of business units at companies including Baxter Healthcare, Medtronic, Inc. and General Electric.

“Today marks a significant development for RTI’s future. We are pleased that Camille Farhat, an experienced leader with a laser customer focus and solid track record of driving highly effective operational performance in complex health care markets, has agreed to join RTI as our new CEO,” said RTI Chairman Curtis M. Selquist. “On behalf of the entire board, I would like to thank Robert Jordheim for his service as interim CEO. We are pleased that he will be returning to his role as our chief financial officer once Camille is on board. I also want to thank Wy Louw, who has been serving as interim CFO and will resume his controller responsibilities.”

Nicholas J. Valeriani, the RTI board member who led the CEO search process, added, “Following a broad search of both internal and external candidates by RTI’s independent directors, we are confident that Camille has the discipline, talent and demonstrated ability to lead RTI to future success. The company and our customers will benefit from his vibrant leadership, dedication to patients, demand for strategic and operational excellence, and persistent dedication to getting things done and achieving sustainable, long-term growth.”

Mr. Farhat has broad global leadership experience, with senior-level assignments in 10 countries during the past 22 years. Prior to AMS, he advanced several business segments for Baxter. He was global general manager of Baxter’s largest division, Baxter Pharmaceuticals and Therapies, where he drove significant improvements in the performance and operating efficiency of the business, helping to transform it into Baxter’s top-performing business unit. In a previous role, Mr. Farhat successfully turned around Baxter’s Global Infusion Systems business division under a consent decree. Mr. Farhat also served as vice president of business development at Medtronic and as global general manager of the company’s Gastroenterology and Urology divisions. Earlier in his career, Mr. Farhat gained broad executive experience at GE with roles in multiple businesses, geographies and functional areas, leading to his last role as general manager of GE Healthcare’s global Computed Tomography business.

“I am excited to have the opportunity to shape RTI’s strategic direction and return it to sustainable growth,” said Mr. Farhat. “The RTI leadership team, its talented employees and I will dedicate ourselves to developing successful strategies for each business area to ensure we are better addressing our patients’ critical needs and leading the industry in innovation and quality. In doing so, I am confident that we will advance RTI’s path to growth and success.”

Mr. Farhat earned an M.B.A. from Harvard University, a degree in European Union studies from Institut National d’Etudes Politiques de Paris and a B.S. B.A. in finance and accounting from Northeastern University.

RTI’s board worked with Spencer Stuart on the search process.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.